Programming Deal Memo

                             Dated December 7, 2001
                             ----------------------



1. Parties:
   --------
                    a.   eContent Inc. ("eContent"); and


                    b. MPI Media Productions International, Inc. or its designee provided such designee shall (i) assume in writing all obligations herein of MPI Media Productions International, Inc., and (ii) furnish the services of Bob Marty as provided herein ("MPI").

2. Term:            Five years commencing December 1, 2001 subject to earlier
   -----            termination as set forth in paragraph 4 below.

3. Programs:        During the term, each television program of two hours'
   ---------        length or less ("Program") that MPI shall develop for
                    production shall be offered to eContent for financing and marketing by eContent.

                    a. MPI shall not be obliged to offer any Program as to which MPI is contractually committed to an unaffiliated third party, that is, MPI shall produce programming as a work-for-hire for such unaffiliated third party, which precludes eContent's participation on the basis contemplated hereunder.


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                    b.   For each year of the term, MPI at reasonable intervals
                         shall offer to eContent a sufficient number of Programs such that eContent may finance and market five to seven Programs per year.

                    c. In respect of each Program offered, MPI shall submit a production proposal containing at least the following elements ("Production Proposal"): (i) a reasonably detailed treatment describing the Program and script (if available), (ii) an estimated production budget (with cash flow schedule), (iii) a production schedule and (iv) any proposed PBS or other network license therefor, the applicable material terms of the license and the scope of rights to be granted to eContent and the applicable network licensee. It is contemplated that each production budget shall range between $100,000 to $400,000 plus.

                    d. eContent shall have a period of 20 business days from receipt of the Production Proposal, to elect to provide the production financing for a Program offered by MPI in accordance with the Production Proposal.

                    e. If eContent shall fail to elect in writing to MPI to provide the production financing and agree to the other terms of the Production Proposal within said 20-business day period, then MPI shall have no further obligation to eContent in respect of such Program.


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

                    f. If eContent shall elect to accept the Production Proposal, then the following shall apply to such
                         Program:

                         (i) eContent shall provide the production financing by establishing prior to production a line of credit or the equivalent such that the cash flow schedule to the estimated production budget shall be funded.

                         (ii) eContent shall submit to MPI for its approval, not
                              to be unreasonably withheld, a proposed marketing budget. As approved, the marketing budget shall be funded by eContent.

                         (iii)eContent shall have the right to approve all major
                              production elements, not to be unreasonably
                              withheld.    Unless otherwise agreed, Bob Marty
                              shall be the sole executive producer and actively involved in each production. The Program as delivered shall conform to the approved major production elements and shall be in form reasonably acceptable to eContent. MPI and eContent shall share the last end credits, in such form as shall be mutually agreed.

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

                         (iv) eContent shall be responsible for marketing and
                              merchandising.

                         (v) eContent shall collect all proceeds from the exploitation of the Program, including any license fees and merchandising revenues (except that any PBS or other network license fees for a Program shall be payable directly to MPI which shall be credited toward the production budget for that Program, reducing eContent's obligation therefor to the extent of such license fee) which net of direct out-of-pocket collection costs shall be applied successively as follows:

                              (a) To all unaffiliated third party royalty or other participants contractually entitled to a share of proceeds which shall have been pre-approved by MPI and eContent;

                              (b)  To eContent to recoup the financing it
                                   provided to fund the production budget and the marketing budget of the applicable Program, plus its direct out-of-pocket interest costs payable to third parties on account of financing the applicable Program; and

                              (c)  50% to MPI and 50% to eContent.


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

                    g. There shall be no-cross-collateralization of gross revenues and deductible expenses between Programs unless otherwise agreed by MPI and eContent.

                    h. Copyright and other rights in respect of each Program shall be jointly owned in equal shares by MPI and eContent.

                    i. eContent shall render accounting statements to MPI on a semi-annual basis within 60 days after the end of each semi-annual period with respect to each Program, along with payment to MPI of any monies due to MPI thereunder. MPI shall have the customary rights of audit on 30 days' prior written notice, to audit the books and records of eContent in respect of the Programs but not more than once per year.

4. Termination:     a.   If for any 18 month period of the term, eContent shall
   ------------          elect not to finance a minimum of three Programs
                         offered by MPI (except that as to the final six months of the term the minimum shall be one Program), then MPI shall have no further obligation to offer any further
                         Programs to eContent.

                    b. If eContent shall fail to fund the production budget for any Program it has elected to finance in accordance with the Production Proposal, then subject to a 30-day cure period following written notice to eContent, MPI shall have the right, without limitation of its

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                         remedies, to terminate this Agreement with respect to
                         offering any further Programs hereunder to eContent.

5. Econtent Programs:    If eContent shall develop any television program
   ------------------    substantially similar to the Programs herein, it shall
                         offer MPI the opportunity to produce such program upon terms to be negotiated in good faith. If after 30 days of such negotiations the parties shall fail to agree, then neither party shall have any obligation to the other in respect of such Program.

6. Miscellaneous:   a.   This agreement shall be governed by the laws of the
   --------------        State of New York applicable to  agreements performed
                         wholly within said State.

                    b. This agreement may not be modified except in writing by both parties hereto.

                    c. All disputes arising hereunder shall be adjudicated by arbitration before a single arbitrator in the Borough of Manhattan in accordance with the commercial rules of the American Arbitration Association. The prevailing party shall be awarded the costs and expenses of such arbitration.

                    d. Any use of the name or likeness of Bob Marty, any references to this agreement or MPI, any references to programs heretofore or hereafter produced by Bob Marty or MPI outside of this agreement ("Outside Programs"),


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

                         and any use of content from Outside Programs or the names or likenesses of persons appearing in Outside Programs, in any advertising, publicity, promotion, corporate information, public or private financings, business plans or any other documents or communications disseminated by eContent to third parties ("Third Party Communications"), shall be subject to Bob Marty's prior written approval. With respect to the Programs produced hereunder, eContent is free to advertise, promote and publicize said Programs in connection with the applicable rights obtained by eContent in said Programs and to make references thereto in any other Third Party Communications, in such manner as eContent shall determine (subject only to contractual third party talent restrictions concerning use of name and likeness); provided, however, that any use of the name or likeness of Bob Marty and any references to this agreement or MPI in connection with advertising, promotion, publicity and other Third Party Communications related to the Programs, shall be subject to Bob Marty's prior written approval.

The foregoing constitutes the basic terms of the agreement between eContent and MPI in connection with the production and marketing of Programs. It is intended that this deal memo will be replaced by a more formal agreement embodying the



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

terms hereof at a later date. The non-material terms of such more formal agreement not reflected herein shall be negotiated in good faith by the parties. Unless and until such time, if any, as a more formal document shall be fully executed, this document shall represent a valid and binding contract.

                                     eContent Inc.



                                     By:
                                        --------------------------------



                                     MPI Media Productions International, Inc.



                                     By:
                                        --------------------------------





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